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                                                                  Exhibit 10(16)

                            AMERADA HESS CORPORATION


JOHN B. HESS                                      1185 AVENUE OF THE AMERICAS
Chairman of the Board                             NEW YORK,  NEW YORK 10036-2677
                                                  (212) 536-8514


                                                         March 18, 2002

Mr. F. Borden Walker
307 Heights Road
Ridgewood, NJ 07450

Dear Borden:

This letter will confirm our understanding concerning your participation in the Amerada Hess Corporation Pension Restoration Plan (the "PRP") and the deferred compensation you will receive in connection with your continued employment by Amerada Hess Corporation (the "Corporation").

The Compensation and Management Development Committee of the Corporation's Board of Directors has determined that you will receive Prior Service (as defined in Section 4.1 of the PRP) for nineteen (19) years of related experience with Mobil Oil Corporation ("Mobil") acquired prior to the date of your employment by the Corporation on July 15, 1996 for the purpose of determining PRP benefits.

In general, PRP benefits are calculated as a life annuity based on the formula of the Corporation's Employees' Pension Plan (the "Pension Plan") as though your Prior Service counted under that plan, and there were no legal limits on qualified plan benefits or annual compensation. The resulting amount is reduced as necessary to account for any payment before age 65 or in any form other than a life annuity based on the actuarial factors used to determine Pension Plan benefits. Then the amount is reduced by subtracting any benefits payable from the Pension Plan. Finally, the PRP amount is reduced by:

     "... the monthly benefit actually payable to or on behalf of the Member under the qualified and nonqualified pension plans of any prior employers derived from periods of employment with such employers for which credit for Prior Service was granted, or such amounts as would be payable from investments made with the proceeds of lump sum payments received by the Member from such other plans in a manner determined by the Committee at the time credit for such Prior Service is granted ...."

You have advised us that as a result of your employment with Mobil you have a total accrued and vested benefit of $4,892.42 per month payable at age 65 from a combination of Mobil's qualified and non-qualified retirement plans. The life annuity
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Mr. F. Borden Walker                                              March 18, 2002


equivalent of this Mobil pension will be coordinated with the PRP benefit at the time of your retirement as described above. For this purpose, the actuarial factors used by the Pension Plan shall be applied to the Mobil benefit to account for any payment before age 65.

Nothing contained in the Pension Plan, PRP or this letter shall be construed as a contract of employment or as changing the normal terms of the employment relationship.

To qualify for the deferred compensation payments described above, you must sign and return the enclosed copy of this letter by May 17, 2002. If you do not sign and return the letter by then, the deferred compensation payments will not be made available to you in the future.

The deferred compensation plan described above is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. You would have the status of a general unsecured creditor of the Corporation with respect to plan payments. The plan constitutes a mere promise to make benefit payments in the future. Your rights with respect to any such payments would not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by your creditors or the creditors of your beneficiaries.

Please indicate your acceptance of and agreement to the foregoing by signing the enclosed copy of this letter in the space provided below and returning it to me.


                                                   Yours truly,

                                                   AMERADA HESS CORPORATION

                                                      /s/  John B. Hess
                                                   By:  John B. Hess


Accepted and Agreed to by:



   /s/ H. Borden Walker                 March 18, 2002
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     H. Borden Walker                      Date


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